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                       SECURITIES AND EXCHANGE COMMISSION
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


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


The following audio message from Charles R. Williamson to Unocal employees will be posted on Unocal's internal internet site on April 4, 2005:


Hi, this is Chuck Williamson.

As you know from our recent press release and Newsline bulletin, we've just signed a merger agreement with ChevronTexaco.

This was a difficult decision, but I am confident it is the right one. Combining Unocal's assets and prospects with a much larger integrated company like ChevronTexaco will strengthen both entities. ChevronTexaco has the financial and technical resources to optimize the future potential of our assets, achieving a level of value for our stockholders that we believe we could not achieve on our own as an independent company.

In our negotiations with ChevronTexaco, it was clear that we have comparable corporate cultures and share similar visions and values. It was also clear that the leadership of ChevronTexaco has great respect for Unocal and our employees.

Unocal has a 115 year history as an independent company with a well-deserved reputation for business integrity, operational excellence and technical innovation. We can all be proud of what we've accomplished together. Our success in building a strong portfolio of major international and deepwater projects has created this exciting opportunity for Unocal to combine our operations with one of the world's leading energy companies.

Joe, Terry, Sam and I know that the news of this agreement has raised a lot of questions and concerns. A deal of this size and complexity will take many months to complete, and we will do our best to provide timely answers to your questions and keep you updated as we move ahead.

In the meantime, we have a business to run. We are still Unocal, and we have obligations to our stockholders, our business partners, the communities that we serve and ourselves to deliver against our plans for the year.

It is particularly important that we continue to do our work as safely and responsibly as possible.

We know that each of you will be wondering what this merger means for you. It's at times like these that we can become distracted, both at work and at home.

Safety is still our number one priority, now more than ever. Please pay special attention to the safe behavior of yourself and your colleagues at work, at home, and on the road.

I'm asking your help in ensuring that we fulfill our commitments and complete this transaction smoothly and efficiently.

Thank you for your patience and support.

The following are questions and answers distributed by Unocal to its employees on April 4, 2005.

--------------------------------------------------------------------------------
                                                                   April 4, 2005
                          COMMON QUESTIONS AND ANSWERS
               ABOUT UNOCAL'S ANNOUNCED MERGER WITH CHEVRONTEXACO
--------------------------------------------------------------------------------

Q.       WHY DID UNOCAL AGREE TO THIS TRANSACTION?

A. ChevronTexaco (CVX) made an offer to acquire Unocal that our Board of Directors determined would be in the best interests of our stockholders to accept. Combining Unocal's assets and prospects within a much larger integrated company like CVX is expected to strengthen both entities. We believe that CVX possesses the financial and technical resources to maximize the future potential of our assets and prospects. In our conversations with CVX, it was also clear that we share similar values and have comparable corporate cultures.

Q.       WHEN WILL THE TRANSACTION BE COMPLETED AND THE CHANGE OF CONTROL TAKE
         PLACE?

A. The process will take a number of months. We currently anticipate completing the transaction later this year, depending on the timing of receipt of all necessary regulatory and agency approvals, the approval by Unocal's stockholders of the transaction, and other matters.

Q.       WHAT WILL HAPPEN TO UNOCAL CORPORATION AND UNION OIL COMPANY?

A. From an operational standpoint, our assets and activities will be consolidated into ChevronTexaco. We will become part of ChevronTexaco's operations.

Q.       HOW DOES THE TRANSACTION AFFECT OUR WORK?

A. You should continue to do your job as efficiently and safely as possible. The transaction will take a number of months to complete. During this time, it is important that we continue to perform at a high level and not allow external events to distract us from safe, responsible and effective operations.

Q        HOW DOES THE TRANSACTION AFFECT THE DRIVE FOR HIGH PERFORMANCE?

A. We will continue our work involving three themes: First, it has never been more important to focus on our World Class Safety initiative. Your safety and that of your colleagues is our number one priority during this time of transition. Second, continued progress on our Indonesia business strategy will be critical to our future as part of ChevronTexaco. Finally, we must continue our work in Thailand geared toward providing 1.6 BCFD to ensure that we are able to meet the growing energy demands of the Kingdom. Work on the other five themes of DHP will be brought to a close.

Q.       WHAT HAPPENS NEXT?

A. CVX and Unocal will be forming a Transition Team. Members will be announced shortly. We will be seeking stockholder approval for the transaction as well as the necessary regulatory and agency approvals. Plans will be developed for integrating Unocal's assets, employees, and activities into CVX. We'll keep you informed as these developments move forward.

Q:       DO THE CHANGE OF CONTROL PROVISIONS APPLY TO ALL EMPLOYEES WORLDWIDE?

A. The Unocal Change of Control provisions apply to all employees who are on the U.S. and U.S.O.L. payrolls. All employees worldwide who participate in Unocal's common stock and option-based compensation programs become fully vested at the time that Change of Control occurs. Other Change of Control benefits may apply to various employees, depending on their work locations and jurisdictions (Bangladesh, Northrock, Thailand, etc.). For those not on the U.S. or U.S.O.L. payrolls, your business unit manager or HR representative can provide additional information.

Q.       AT THE TIME OF THE MERGER, WHAT WILL BE THE STATUS OF UNOCAL EMPLOYEES?

A. While ChevronTexaco's plans are to integrate Unocal's operations into its overall structure and portfolio, no specific decisions have been made at this time concerning personnel.

Q.       DO YOU ANTICIPATE LAY-OFFS ONCE THE MERGER IS COMPLETED?

A. One of the factors that made CVX an attractive partner to management and the Board was CVX's appreciation of the skills and experience of our employees. CVX has indicated that they are motivated to retain employees. While it is likely that some employment reductions will occur, we do not know exactly what will happen at this time. We will work with CVX to establish a transition team and communicate with you as openly as possible during this process.

Q. IF I RECEIVE A "COMPARABLE" JOB OFFER FROM CHEVRONTEXACO AND REFUSE TO TAKE IT , AM I STILL ELIGIBLE FOR CHANGE OF CONTROL BENEFITS?

A. The answer is yes and no. You are eligible for all benefits relating to the vesting of stock and vesting in the retirement programs, but you will not receive any termination allowance or redeployment benefits if you refuse a comparable job offer. A comparable job offer is one that does not result in a reduction in base pay, or incentive targets, or a reduction in the aggregate value of benefits or require a work location change entailing a one-way commute increase of 50 miles or more.

Q. WHAT ABOUT OUR EXISTING OFFICE LOCATIONS IN SUCH PLACES AS SUGAR LAND, TEXAS AND EL SEGUNDO AND BREA, CALIFORNIA. WILL THESE BE CLOSED OR RELOCATED?

A. At this time, no plans to close or relocate specific offices have been developed.

Q. WHAT ARE THE EFFECTS OF THIS MERGER ON EMPLOYEES AT THE TIME THE MERGER IS COMPLETED?

A. Under Unocal's "Change of Control" provisions , among other things, the following will occur for employees on the U.S. or U.S.O.L. payrolls:

         (1)      Employee stock options and restricted stock vest.
         (2) Participants in the Unocal Retirement Plan and Unocal Savings Plan will be 100% vested.
         (3) Participants in the Annual Incentive Plan will receive a payment based on his or her target percentage, pro-rated for the portion of the calendar year completed as of the completion of the merger.
         (4) Recipients of Performance Share Awards would receive not less than the shares awarded, multiplied by the merger price. Payment would be in cash.

         (5) Employees with balances in the Unocal Deferred Compensation Plan would receive early distribution of pre-2005 plan balances upon a change of control, if they have so elected.

Q. WHAT IF AN EMPLOYEE IS LAID-OFF WITHIN TWO YEARS OF THE ACQUISITION OF UNOCAL BY CVX?

A. Under Unocal's "change of control" provisions, a terminated employee would receive, subject to the terms and conditions of the applicable severance plans, an enhanced severance benefit. Employees with less than 5 years of benefit service with Unocal would receive 4 months of base pay in a single payment under the Unocal Employee Redeployment Program benefit, plus a Unocal Termination Allowance Plan benefit of 3/4 of a month for each completed year of service.

         An employee with 5 or more years of service would also receive the four months of base pay under the Unocal Employee Redeployment Program. However, the employee would have an enhanced Unocal Retirement Plan benefit in place of some or all of his or her enhanced Termination Allowance Plan benefit. The enhancement includes adding three years to the employee's age and service, a more favorable definition of pay and favorable actuarial factors. To the extent that this enhanced retirement benefit is less [on a lump sum basis] than the enhanced Termination Allowance Plan benefit, the employee would also receive the difference as cash payment.

         Below are a few examples of what employees might receive based on varying ages and amounts of benefit service.

                           ENHANCED BENEFIT EXAMPLES*

---------- -------- ----------- ------------ ------------------ ------------------- ----------- -------------
             AGE     YRS. OF      SALARY        RET. PLAN         REDEPLOYMENT        TERM.        TOTAL
                     SERVICE         $          ENHANCEMENT          BENEFIT          ALLOW      SEVERANCE
                                                     $                  $               $            $
---------- -------- ----------- ------------ ------------------ ------------------- ----------- -------------
---------- -------- ----------- ------------ ------------------ ------------------- ----------- -------------
1.           28         4         100,000            0                33,333          25,000       58,333
---------- -------- ----------- ------------ ------------------ ------------------- ----------- -------------
---------- -------- ----------- ------------ ------------------ ------------------- ----------- -------------
2.           30         5         100,000         13,975              33,333          17,275       64,583
---------- -------- ----------- ------------ ------------------ ------------------- ----------- -------------
---------- -------- ----------- ------------ ------------------ ------------------- ----------- -------------
3.           40         15        100,000         37,926              33,333          55,824      127,083
---------- -------- ----------- ------------ ------------------ ------------------- ----------- -------------
---------- -------- ----------- ------------ ------------------ ------------------- ----------- -------------
4.           50         25        100,000         91,591              33,333          64,659      189,583
---------- -------- ----------- ------------ ------------------ ------------------- ----------- -------------
---------- -------- ----------- ------------ ------------------ ------------------- ----------- -------------
5.           60         25        100,000         73,924              33,333          82,326      189,583
---------- -------- ----------- ------------ ------------------ ------------------- ----------- -------------


o The above only illustrates some of the combination of factors and potential pay-outs. The allocation between retirement enhancement and cash severance will vary based on the interest rate applicable to lump sums. U.S. and U.S.O.L. employees can evaluate their specific benefit by going to the Change of Control section of myHR.

o In addition to the above payments, employees are eligible for out-placement and financial counseling benefits.

Q.       WILL CVX ELIMINATE THE UNOCAL "CHANGE OF CONTROL PROVISIONS"?

A. Under the terms of the merger agreement, CVX has agreed to honor the Change of Control provisions of the plans.

Q.       HOW WILL ADDITIONAL DEVELOPMENTS AS TO THE TRANSACTION BE COMMUNICATED?

A. We will try to keep you informed through a combination of newslines, web site updates, webcast presentations and town hall meetings. We will also develop more detailed written communications on individual benefit materials and other developments. Finally, we expect to update these questions and answers from time to time as we learn more information.

Q:       WHAT SHOULD EMPLOYEES DO NOW?

A: We still have obligations to our stockholders, our business partners, the communities that we serve and ourselves to deliver against our plans for the year. It is also particularly important that we continue to do our work as safely and responsibly as possible. We know that each of you will be wondering what this merger means for you. It's at times like these that we can become distracted, both at work and at home. Safety is still our number one priority, now more than ever. Please pay special attention to the safe behavior of yourself and your colleagues at work, at home, and on the road.

Q: WILL THIS CHANGE HOW UNOCAL CAN CONDUCT ITS BUSINESS BEFORE COMPLETING THE MERGER?

A: In general, we must continue to conduct our business in the ordinary course and to use our efforts to preserve our business organizations and third party relationships. We have also agreed not to take a number of actions without the consent of CVX during this time. These actions relate to matters such as stock issuances, changes to our benefit plans and arrangements and other compensatory matters, material asset acquisitions and dispositions, capital expenditures outside of our budget, incurring debt beyond a certain amount, waiving contractual rights, entering into new material agreements and taking other specified actions.

Note: The above description of benefit plans and merger documents are qualified in their entirety by reference to the actual plans and agreements. In the event of any conflict between the merger agreement and/or benefit plans, on the one hand, and the above description, the merger agreement and/or benefit plans shall govern.

ADDITIONAL INFORMATION FOR INVESTORS

Unocal will file a proxy statement and other relevant documents concerning the proposed merger transaction with ChevronTeaco with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Unocal free of charge by contacting Unocal Stockholder Services at (800) 252-2233, 2141 Rosecrans Avenue, Suite 4000, El Segundo, CA 90245, e-mail: stockholder_services@unocal.com.

Unocal, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from Unocal's stockholders in connection with the merger. Information about the directors and executive officers of Unocal and their ownership of Unocal stock will be set forth in the proxy statement for Unocal's 2005 Annual Meeting of Stockholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement for the merger when it becomes available.

Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions.

The following is an e-mail communication distributed to Unocal employees on April 4, 2005.


INTERNAL BULLETIN

To:  All employees
From: Chuck Williamson

April 4, 2005

UNOCAL ACCEPTS CHEVRONTEXACO OFFER
----------------------------------

This morning, we issued a news release announcing that we had signed an agreement for Unocal to be acquired by ChevronTexaco (CVX). The full text of the news release follows this message.

The merger is the combination of two of the oldest oil and gas companies in the United States - CVX has been in business for more than 125 years and Unocal for nearly 115 years. Both companies are California-based with a global reach.

The decision to enter into the agreement was a difficult one. Like many of you, I have worked most of my career with Unocal. I have invested 27 years with our company, and I am proud of what we have accomplished together. We have a rich history. Unocal is a company with a well earned reputation for business integrity, operational excellence, and technical innovation.

In recent years, we've been highly successful in building a portfolio of major international and deepwater assets and prospects. CVX has the financial and technical resources to maximize the future potential of these projects. In our discussions with CVX, it is clear that we share similar values and have comparable corporate cultures. This merger will be a good fit.

Joe, Terry, Sam and I know that the news of this agreement may raise a lot of questions and concerns. A deal of this size and complexity will take a number of months to complete, and we will do our best to provide timely answers to your questions and keep you updated as we move ahead.

In the meantime, we will be working with CVX to establish a transition team.
We have posted a preliminary list of questions and answers on the my.unocal.com portal [link here]. Our Human Resources group has also posted detailed information about Unocal's Change of Control Program. Employees on the U.S. and U.S.O.L. payrolls can enter their employee ID number into the Change of Control section of MyHR [link here] and view customized information on how the transaction could impact them individually with regard to compensation and benefits. The initial calculations on this website are based on 12/31/04 retirement data, but it will be refined over the next few weeks to allow you to model different retirement dates.

Later this morning, CVX Chairman and CEO Dave O'Reilly and I will participate in a conference call with security analysts and investment managers. You are invited to listen to a webcast of that session beginning at 6:00 a.m. Pacific Time. See the news release below for more information. Replays will be available for the next several days.

Later in the week, I will host a webcast update to Unocal employees about this transaction. Details about this webcast will be distributed in the near future.

It is important for all of us to remember that we have a business to run. We are still Unocal, and we have obligations to our stockholders, our business partners, the communities that we serve and ourselves to deliver against our plans for the year.

It is particularly important that we continue to do our work as safely and responsibly as possible.

We know that each of you will be wondering what this merger means for you. It's at times like these that we can become distracted, both at work and at home.

Safety is still our number one priority, now more than ever. Please pay special attention to the safe behavior of yourself and your colleagues at work, at home, and on the road.

I'm asking your help in ensuring that we fulfill our commitments and complete this transaction smoothly and efficiently.

Thank you for your patience and support.

NEWS RELEASE

               CHEVRONTEXACO ANNOUNCES AGREEMENT TO ACQUIRE UNOCAL


O        STOCK AND CASH TRANSACTION VALUED AT $18 BILLION
O        ACQUISITION EXTENDS CHEVRONTEXACO'S STRATEGIC POSITIONS IN CORE AREAS
O CHEVRONTEXACO PRODUCTION AND PROVED RESERVES EXPECTED TO INCREASE BY MORE THAN 15 PERCENT

SAN RAMON, CALIF., APRIL 4, 2005 - ChevronTexaco Corporation (NYSE:CVX) and Unocal Corporation (NYSE:UCL) announced today that ChevronTexaco would acquire Unocal in a stock and cash transaction valued at approximately $18 billion, including net debt. The acquisition, which is subject to approvals by Unocal shareholders and certain regulatory agencies, will significantly enhance ChevronTexaco's position as a leading global energy provider.

"Unocal is a unique independent with supermajor assets that are an excellent fit with our existing portfolio and our long-term strategies - to grow profitably in core upstream areas, build new legacy positions and commercialize our large undeveloped natural gas resource base," ChevronTexaco Chairman and CEO Dave O'Reilly said. "It is an attractive transaction that provides incremental value in both the near- and long-term."

"Over the past several years Unocal has been highly successful in building a portfolio of major international and deepwater assets and prospects," said Charles R. Williamson, Unocal Chairman and Chief Executive Officer. "The combination with ChevronTexaco will provide the financial and technical resources to maximize the potential of these assets and prospects."

ChevronTexaco expects oil-equivalent production from the combined portfolios during 2006 to average about 3 million barrels per day. Unocal's 1.75 billion barrels of oil-equivalent proved reserves would increase ChevronTexaco's reserve base as of the end of 2004 by about 15 percent. The resultant weighting of natural gas reserves would increase by about 5 percentage points to roughly one-third of the oil-equivalent total. ChevronTexaco expects the transaction to be accretive to ChevronTexaco's prospective production growth rate.

STRONG STRATEGIC FIT
ChevronTexaco indicated the Unocal assets would provide an enhanced presence in several of the company's core areas of operations, including:

o ASIA PACIFIC - The combination of the two companies will place ChevronTexaco in the top tier of natural gas producers and marketers in this expanding and strategically important region. ChevronTexaco would become the top oil and gas producer in Thailand. In Indonesia, extensive oil and gas producing operations offshore in both the shelf and deepwater areas will augment ChevronTexaco's significant oil production, principally onshore. Unocal also markets through the Bontang LNG plant in Indonesia, complementing ChevronTexaco's current LNG production in Australia, as well as ChevronTexaco's planned development of natural gas fields in the greater Gorgon area of Australia and the shipment of LNG to markets in Asia and North America.

o GULF OF MEXICO - The acquisition will enhance ChevronTexaco's position in the Gulf of Mexico, where it is already a leading participant on the shelf and in deepwater opportunities such as Tahiti, Jack, Blind Faith and Great White. This, when combined with Unocal's position on the shelf, its interests in Mad Dog, St. Malo, K2 and Puma in the deep water, and its portfolio of exploration acreage, will further strengthen ChevronTexaco's Gulf of Mexico profile.

o CASPIAN REGION - The acquisition will give ChevronTexaco the second-largest interest in the Azerbaijan International Operating Company (AIOC) oil producing operations, broadening its status as a leading oil company in the Caspian region. With AIOC comes a share in the Baku-Tbilsi-Ceyhan (BTC) export pipeline, further expanding ChevronTexaco's position in Caspian oil export infrastructure.

SYNERGY OPPORTUNITIES
O'Reilly said the company would target synergies in a number of operations and corporate functions by rationalizing duplicate activities and highgrading investment programs. The integration process will focus on combining the strengths of the two companies into a unified, high-performing enterprise. For example, ChevronTexaco's proven expertise in project execution, particularly in the deep water, will help leverage the full value of Unocal's major developments. There will also be opportunities to add value by adopting Unocal's operating best practices in ChevronTexaco.

ChevronTexaco expects disposition of assets following the close of the transaction to result in proceeds of more than $2 billion. Annual savings from operational synergies and reduced corporate expenses are estimated by ChevronTexaco at more than $325 million before tax.

TERMS OF THE ACQUISITION
The acquisition consideration is structured as 75 percent stock and 25 percent cash, providing an overall value of approximately $62 per share based on the closing price of ChevronTexaco stock on April 1. Unocal shareholders may elect to receive either 1.03 shares of ChevronTexaco stock or $65 in cash for each share of Unocal stock; however, both of these elections will be subject to proration. In the aggregate, ChevronTexaco will issue approximately 210 million shares of ChevronTexaco stock and pay approximately $4.4 billion in cash. ChevronTexaco will also assume estimated net debt of $1.6 billion.

EFFECTS ON FUTURE FINANCIAL RESULTS
ChevronTexaco estimates the acquisition would be accretive on a cash flow per-share basis. Further, it will be broadly neutral to earnings per share after taking into account synergies and significant additional share repurchases. ChevronTexaco indicated plans for the repurchases, subject to board approval and consistent with liquidity, legal requirements, and maintaining the company's AA credit rating. Over the past year, ChevronTexaco repurchased $2.8 billion of its common shares, as part of a $5 billion repurchase program.

INTEGRATION TIMETABLE
Following regulatory approval, the full integration of the two companies is expected to be completed in six months.

"We have very strong integration capabilities following the merger of Chevron and Texaco and intend to combine operations and achieve synergies quickly and efficiently," O'Reilly said. "At the same time, we remain strongly focused on enhancing our existing base business and increasing global production through development of our strong queue of capital projects.

"ChevronTexaco and Unocal share common roots in the oil fields of California and we believe we have highly compatible business cultures and values. A very attractive element of this combination is the opportunity to integrate two highly capable groups of employees to continue to drive world-class performance," O'Reilly said.

Williamson said, "In our discussions with ChevronTexaco it is clear that we share similar values and have comparable corporate cultures. This merger will be a good fit."

O'Reilly concluded by saying, "The immediate benefits of this combination are tangible and the longer-term value is even more compelling. We believe it will significantly enhance our company's position as a leading competitor and the partner-of-choice in the global energy industry."

                                     * * *

LEHMAN   BROTHERS  is  acting  as   financial   advisor  to   ChevronTexaco
Corporation. PILLSBURY WINTHROP SHAW PITTMAN LLP is acting as legal advisor. MORGAN STANLEY & CO. INC. is acting as financial advisor to Unocal Corporation. WACHTELL, LIPTON, ROSEN & KATZ is acting as legal advisor to Unocal.

                                      * * *

ABOUT CHEVRONTEXACO
ChevronTexaco Corporation is one of the world's leading energy companies. With more than 47,000 employees, ChevronTexaco subsidiaries conduct business in approximately 180 countries around the world, producing and transporting crude oil and natural gas, and refining, marketing and distributing fuels and other energy products. ChevronTexaco is based in San Ramon, Calif. More information on ChevronTexaco is available at www.chevrontexaco.com.

                                      * * *
ABOUT UNOCAL
Unocal is one of the world's leading independent natural gas and crude oil exploration and production companies. With more than 6,000 employees, the company's principal oil and gas activities are in Asia and North America. Unocal has no refining or marketing operations.

                                      * * *

INVESTORS NOTE: A conference call to follow-up on the announcement of this agreement will take place this morning, Monday, April 4, 2005, at 6:00 a.m. PDT. A Webcast of the meeting will be available in a listen-only mode to individual investors, media and other interested parties on ChevronTexaco's Web site at www.chevrontexaco.com under the "Investors" heading and at (973) 582-2734.

MEDIA NOTE: A conference call for media with ChevronTexaco Chairman and CEO along with Unocal Chairman and CEO, providing more details on the acquisition will take place this morning, Monday, April 4, 2005 between 7:30 a.m. and 8:00 a.m. PDT. The call-in number is (973) 582-2757.

                                      * * *

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION
 FOR THE PURPOSE OF "SAFE HARBOR" PROVISIONS OF THE
 PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for the historical and factual information contained herein, the matters set forth in this press release, including statements as to the expected benefits of the acquisition such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "estimates, "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including required approvals by Unocal shareholders and regulatory agencies, the possibility that the anticipated benefits from the acquisition cannot be fully realized, the possibility that costs or difficulties related to the integration of Unocal operations into ChevronTexaco will be greater than expected, the impact of competition and other risk factors relating to our industry as detailed from time to time in each of ChevronTexaco's and Unocal's reports filed with the SEC. You should not place undue


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reliance on these  forward-looking  statements,  which speak only as of the date of this press release.  Unless legally required,  neither ChevronTexaco nor
Unocal   undertakes  no  obligation  to  update  publicly  any   forward-looking
statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION

ChevronTexaco will file a Form S-4, Unocal will file a proxy statement and both companies will file other relevant documents concerning the proposed merger transaction with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE FORM S-4 AND PROXY STATEMENT WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by ChevronTexaco free of charge by contacting ChevronTexaco Comptroller's Department, 6001 Bollinger Canyon Road - A3201, San Ramon, CA 94583-2324. You may obtain documents filed with the SEC by Unocal free of charge by contacting Unocal Stockholder Services at (800) 252-2233, 2141 Rosecrans Avenue, Suite 4000, El Segundo, CA 90245, e-mail: stockholder_services@unocal.com.

ChevronTexaco, Unocal, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from Unocal's stockholders in connection with the merger. Information about the directors and executive officers of ChevronTexaco and their ownership of ChevronTexaco stock is set forth in the proxy statement for ChevronTexaco's 2005 Annual Meeting of Stockholders. Information about the directors and executive officers of Unocal and their ownership of Unocal stock will be set forth in the proxy statement for Unocal's 2005 Annual Meeting of Stockholders. Investors may obtain additional information regarding the interests of such participants by reading the Form S-4 and proxy statement for the merger when they become available.

Investors should read the Form S-4 and proxy statement carefully when they become available before making any voting or investment decisions.

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